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                                                           Exhibit 23.1




                        Independent Auditors' Consent




The Board of Directors
Landstar System, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-76340 and No 33-94304) on Form S-8 of Landstar System, Inc. of our reports dated February 9, 1999, relating to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 26, 1998 and December 27, 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the fiscal years ended December 26, 1998, December 27, 1997, and December 28, 1996, and all related schedules, which reports appear in or are incorporated by reference in the December 26, 1998 annual report on Form 10-K of Landstar System, Inc.


KPMG LLP



Stamford, Connecticut
March 24, 1999